EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of December 31, 2003 and the unaudited pro forma condensed combined statements of earnings for the year ended December 31, 2003 are based on the historical financial statements of Verisity Ltd. (“Verisity”) and Axis Systems Inc. (“Axis”) after giving effect to the merger as a purchase of Axis by Verisity using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.*

The unaudited pro forma condensed combined balance sheet as of December 31, 2003 is presented to give effect to the merger as if it occurred on December 31, 2003 and, due to different fiscal period ends, combines the historical balance sheet for Verisity at December 31, 2003 and the historical balance sheet of Axis at February 9, 2004. The unaudited pro forma condensed combined statement of operations of Verisity and Axis for the year ended December 31, 2003 is presented as if the combination had taken place on January 1, 2003 and, due to different fiscal period ends, combines the historical results of Verisity for the year ended December 31, 2003 and the historical results of Axis for the period that began on February 1, 2003 and ended on February 9, 2004. Other than transaction costs for $1.5 million, that were accrued in Axis account during the period from January 31, 2004 to February 9, 2004, no material transaction occurred during the five business days between January 31, 2004 and the merger date, February 9, 2004. The basic and diluted unaudited pro forma per share information for Verisity is based on the weighted average number of outstanding ordinary shares of Verisity, adjusted to include the Verisity ordinary shares and ordinary share options issued in connection with the merger.

Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets of Axis acquired in connection with the merger, based on their fair values as determined by management with the assistance of independent valuation specialists as of the completion of the merger. This valuation was based on the actual net tangible and intangible assets of Axis that existed as of the date of completion of the merger and has been considered in management’s estimates of the fair values reflected in these unaudited pro forma condensed combined financial statements.

Further, the unaudited pro forma condensed combined financial statements do not include adjustments for liabilities resulting from integration planning except for the estimated cost of vacating certain leased facilities of Axis. Management of Verisity and Axis are in the process of making these assessments and estimates of these costs are not currently known. However, liabilities may ultimately be recorded for severance or relocation costs related to Axis employees or other costs associated with exiting activities of Axis that would effect amounts in the pro forma financial statements.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes included elsewhere in this Form 8-K and the separate historical consolidated financial statements and Form 10-K of Verisity filed with the SEC. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Verisity that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of Verisity.

* The assumptions, estimates and adjustments are preliminary and have been made solely for purposes of developing such pro forma information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET OF VERISITY AND AXIS

	Historical
	Verisity	Axis
	December 31, 2003	February 9, 2004	Pro Forma Adjustments(1)		Pro Forma
	(in thousands)
ASSETS

Current assets:
Cash and cash equivalents	$91,004	$8,280	$(40,571	)(h)	$58,713
Accounts receivable	11,444	5,333	(2,244	)(c)	14,533
Inventory		1,609	2,155	(a)	3,764
Deferred Taxes			2,151	(j)	2,151
Prepaid expenses and other current assets	4,412	3,149	(2,513	)(f)/(g)	5,048

Total current assets	106,860	18,371	(41,022)		84,209

Property and equipment, net	3,298	1,132	250	(b)	4,680
Long-term accounts receivable		1,374	(1,374	)(c)	—
Deferred Taxes	—	—	10,097	(j)	10,097
Other assets	386	780	(502	)(f)	664
Unbilled Receivables	—	—	8,121	(c)	8,121
Deferred Compensation	—	—	5,938	(i)	5,938
Intangible Assets	—	—	20,020	(d)	20,020
Goodwill	—	111	52,912	(e)	53,023

Total assets	$110,544	$21,768	$54,439		$186,751

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,177	$424	$—		$1,601
Accrued compensation	4,827	1,942	—		6,769
Deferred Taxes	—	—	8,901	(j)	8,901
Deferred revenues	27,791	12,941	(9,279	)(f)	31,453
Other current liabilities	6,851	2,871	2,528	(g)	12,250

Total current liabilities	40,646	18,178	2,150		60,974

Long-term portion of deferred revenues	5,601	3,952	(1,537	)(f)	8,016
Long-term deferred taxes	—	—	10,341	(j)	10,341
Other long-term liabilities	481	40	—		521

Shareholders' equity:
Ordinary shares and additional paid-in capital	59,122	19,274	31,755	(i)	110,151
Deferred compensation	(14)	(47)	(7,899	)(i)	(7,960)
Accumulative other comprehensive Income (loss)	—	(76)	76	(i)	—
Retained earnings (Accumulated deficit)	4,708	(19,553)	19,553	(i)	4,708

Total shareholders' equity	63,816	(402)	43,485	(i)	106,899

Total liabilities and shareholders' equity	$110,544	$21,768	$54,439		$186,751

(1)	The letters refer to a description of the adjustments in Note 2.

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS OF VERISITY AND AXIS

	Historical
	Verisity	Axis
	Year ended December 31, 2003	Period from February 1, 2003 to February 9, 2004
			Pro Forma Adjustments(1)		Pro Forma Combined
	(in thousands except per share data)
Revenue:
License	$29,313	$15,493	$—		$44,806
Maintenance	18,103	5,146	—		23,249
Other services	1,084	—	—		1,084

Total revenue	48,500	20,640	—		69,140

Total cost of revenue	2,827	4,655	2,155	(k)	9,637

Gross profit	45,673	15,984	(2,155)		59,502

Operating expenses:
Research and development	10,281	7,414	—		17,695
Sales and marketing	20,785	8,974	—		29,759
General and administrative	5,721	2,114	84	(l)	7,919
Non-cash charges related to equity issuances	176	—	4,694	(n)	4,870
Amortization of cash-based deferred compensation associated with merger			3,417	(n)	3,417
Amortization of intangible assets		—	4,164	(m)	4,164

Total operating expenses	36,963	18,503	12,359		67,825

Operating income (loss)	8,710	(2,518)	(14,514)		(8,322)

Interest income and other income (expense)	712	(2,743)	—		(2,031)

Income (loss) before income taxes	9,422	(5,261)	(14,514)		(10,353)
Income taxes provision (benefit)	752	238	(5,806	)(j)	(4,816)

Net income (loss)	$8,670	$(5,499)	$(8,708)		$(5,537)

Basic earnings per share:
Basic net income (loss)per ordinary share	$0.44	$(2.22)			$(0.25)

Number of shares used in per share calculation	19,818	2,477			22,295

Diluted earnings per share:
Diluted net income (loss) per ordinary share	$0.41	$(2.22)			$(0.25)

Number of shares used in per share calculation	21,363	2,477			22,295

(1)	The letters refer to a description of the adjustments in Note 2.

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

On December 11, 2003, Verisity and Axis entered into an Agreement and Plan of Merger (“Merger Agreement”) with the intended result of Axis becoming a wholly-owned subsidiary of Verisity. On February 9, 2004 Verisity and Axis announced the final closure of this merger pursuant to the Merger Agreement in a transaction to be accounted for using the purchase method. The total purchase price of $81.2 million includes, cash of $40.6 million, Verisity ordinary shares valued at $35.3 million, assumed stock options with a fair value of $12.9 million (intrinsic value of $4.0 million), restricted incentive Verisity ordinary shares and restricted ordinary shares units valued at $1.8 million and estimated direct transaction costs of $3.5 million, reduced by amounts related to future employment that will be accounted for as deferred compensation costs of $11.1 million in respect to cash and share proceeds of certain key employees under retention agreements and $1.8 million in respect to restricted incentive Verisity ordinary shares and restricted ordinary shares units.

The unaudited pro forma condensed combined financial statements provide for the payment of $40.6 million in cash and the issuance of approximately 2.9 million shares of Verisity ordinary shares, based on assumed exchange ratios of 0.1499 of an ordinary share for each outstanding shares of Axis common stock and 0.3387 of an ordinary share for each outstanding shares of Axis Series C preferred stock, in each case as of February 9, 2004. The Axis Series A preferred stock and Series B preferred stock were converted into common stock prior to completion of the merger. Per the merger agreement the total number of ordinary shares to be issued to Axis common stockholders and preferred stockholders, restricted incentive ordinary shares and ordinary shares units to be issued, and ordinary shares to be allocated to the assumption of outstanding Axis options and options available for grant under an assumed Axis stock option plan shall not exceed 19.9% of Verisity’s ordinary shares outstanding upon the date of signing the merger agreement (as of December 11, 2003 Verisity had 20,356,047 ordinary shares outstanding). The price per Verisity ordinary share used to determine the number of ordinary shares to be distributed in the transaction was the two-point average of the weighted average market prices of the shares during the five trading days immediately preceding the date of the merger agreement and the merger date, respectively. The weighted average market price per share of Verisity ordinary shares using this two-point average method was $12.50. The actual number of Verisity’s ordinary shares to be issued was determined based, amongst other things, on the price per Verisity ordinary share used and the actual number of shares of Axis’s common and preferred stock outstanding upon completion of the merger. Based on the total number of Axis options outstanding at February 9, 2004, a price per ordinary share of $12.50 and an assumed option exchange ratio of 0.3177 of an ordinary share for each share of Axis common stock, Verisity assumed options to purchase approximately 850,000 outstanding ordinary shares at a weighted average exercise price of $8.34, and 273,000 authorized but ungranted ordinary shares. The fair value of the outstanding options was determined using the Black-Scholes valuation model.

The estimated total purchase price of the Axis merger is as follows:

$ in thousands
Cash consideration	$40,571
Less: Value of cash for key employee retention	(5,938)
Value of Verisity ordinary shares issued	35,366
Less: Value of shares for key employee retention	(5,177)
Fair value of Axis options to be assumed	12,894
Restricted incentive Verisity ordinary shares	1,480
Restricted incentive Verisity ordinary share units (RSUs)	340
Less: Deferred Compensation for Restricted Shares & RSUs	(1,820)

Total value of the merger consideration	77,716

Estimated transaction costs	3,500

Total estimated purchase price	$81,216

The fair value of cash and shares issued in the purchase price were reduced by amounts recorded as deferred compensation in respect to cash and the fair value of shares retained from certain key employees and the fair value of incentive restricted shares and restricted share units issued. These deferred compensation items are expected to be earned over vesting periods ranging from 12 to 24 months in duration from the merger date.

Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to Axis’s net tangible and intangible assets based on their estimated fair values as of the date of the completion of the merger. Based on the final valuation and other factors as described in the introduction to these unaudited pro forma condensed combined financial statements on page 1, the estimated purchase price is allocated as follows:

$ in thousands
Cash and cash equivalents	$8,280
Accounts receivable	3,089
Unbilled Receivables	8,121
Inventory	3,764
Deferred Expenses	1,886
Net Property and Equipment	1,381
Net Deferred Taxes	(6,994)
Account Payable and Accrued Liabilities	(5,277)
Deferred revenues	(6,077)

Net tangible assets	$8,173

Amortizable intangible assets:
Developed and core technology, patents	10,620
Customer contracts and lists, distribution agreements	8,200
Maintenance contracts	1,200
Goodwill	53,023

Total preliminary estimated purchase price allocation	$81,216

Of the total estimated purchase price $20.0 million has been allocated to amortizable intangible assets acquired. The depreciation and amortization related to the fair value adjustment to net tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations.

Developed technology, which comprises products that have reached technological feasibility, includes products in most of Axis’s product lines, principally the Axis Xcite, Xtreme, Xpert and Xchange products. Core technology and patents represent a combination of Axis processes, patents and trade secrets developed through years of experience in design and development of reconfigurable computing (RCC) technology and fielded products that can handle software simulation, acceleration, emulation, and hardware/software co-verification. This proprietary know-how can be leveraged by Verisity to develop new technology and improved products and verification processes. Verisity expects to amortize the developed and core technology and patents on a straight-line basis over an average estimated life of five years.

Customer contracts represent existing contracts that relate primarily to underlying customer relationships pertaining to the products and services provided by Axis. Customer lists and distribution agreements represent Axis’s relationships with its installed base of products and service, and agreements with sales representatives and distributors. Verisity expects to amortize the fair value of these assets on a straight-line basis over an average estimated life of five years. Maintenance contracts represent agreements to deliver support services to certain customers and Verisity expects to amortize the fair value of these contracts on a straight line basis over an average estimated life of three years.

Of the total estimated purchase price, $53.0 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. The Company attributed particular value to several of Axis’s underlying technologies which the Company plans to integrate with several of its own technologies to create new products which will significantly enhance and broadened its verification process automation platform offerings and allow the Company to address a much larger target market. Moreover, these underlying Axis technologies are mature, high performance and highly interoperable which will significantly reduce the Company’s integration time and time to market with new products versus having to develop similar technologies and products over a much longer time period through its own internal development efforts.

In accordance with the Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangible assets with indefinite lives resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Of the total estimated purchase price no value is being allocated to in-process research and development. Axis is currently developing new products that have generally reached technological feasibility and do not qualify for treatment as in-process research and development. Technological feasibility is defined as being equivalent to completion of a beta-phase working prototype in which there is no remaining risk relating to the development.

The discount rates used for the valuation of the various intangible assets of Axis were based on a weighted average cost of capital of 17.0 percent. The weighted average cost of capital was calculated employing estimates of required equity rates of return and after-tax costs of debt based upon a group of peer companies. In order to estimate an appropriate equity rate of return, the Capital Asset Pricing Model was employed. Specifically, a discount rate of 15.0 percent was assigned to the developed technology on the basis that the risk associated with this asset class was estimated to be lower than the overall Axis business since the technology was proven and was being sold in the marketplace as of the valuation date. Alternatively, a discount rate of 17.0 percent was assigned to the customer and maintenance contracts on the basis that the risk associated with these assets was estimated to approximate the same risk as the overall Axis business.

2. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Axis’s net tangible and intangible assets to an estimate of their fair values, to reflect the amortization expense related to the estimated intangible assets and deferred compensation, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets and to reflect the income tax effect related to the pro forma adjustments.

There were no intercompany balances between Verisity and Axis. Pro forma adjustments were required to conform Axis’s accounting policies to Verisity’s accounting policies with respect to accounts receivable and corresponding deferred revenue. Verisity’s accounting policy provides for the billing for contract obligations and milestones when the related payment is due with standard collection terms, generally 30 to 90 days from the date of invoicing. Certain of Axis’ longer term receivables and deferred revenue were adjusted to conform to this policy. Certain reclassifications have been made to conform Axis’s historical amounts to Verisity’s presentation.

The pro forma combined provision (benefit) for income taxes does not reflect the amounts that would have resulted had Verisity and Axis filed consolidated income tax returns during the periods presented.

The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities resulting from integration planning, except for the costs of vacating certain leased facilities of Axis, as management of Verisity and Axis are in the process of making these assessments and estimates of these costs are not currently known. However, liabilities ultimately may be recorded for severance or relocation costs related to Axis employees, or other costs associated with exiting activities of Axis that would affect amounts in the pro forma financial statements and their effects may be material.

Verisity has not identified any preacquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a) Adjustment to record the difference between the estimated fair value and the historical amount of Axis inventory. Of the total adjustment of $2.2 million, $1.8 million was to finished goods and $336,000 to work in progress. Since the underlying inventory to which the adjustment applies represented approximately a one year supply, the entire adjustment was charged to cost of revenue in fiscal 2003.

(b) Adjustment to record the difference between the estimated fair value and the historical amount of Axis’s property and equipment and the resulting adjustment to depreciation expense. The total adjustment of $250,000 was applied over several classes of property and equipment. The useful lives of the Axis property and equipment to be acquired as a part of the transaction range from one to five years. The adjustment resulted in $84,000 of additional depreciation expense for 2003.

(c) Adjustment to conform Axis’s accounting policies to Verisity’s accounting policies with regard to short and long-term accounts receivable ($3.6 million) and to record an unbilled accounts receivable of $4.5 million for a total of $8.1 million which represents the remaining amount of unbilled items under firm contracts. Verisity’s accounting policy provides for the billing for contract obligations and milestones when the related payment is due with standard collection terms, generally 30 to 90 days from the date of invoicing. Certain of Axis’ longer term receivables and deferred revenue were adjusted to conform to this policy. Certain reclassifications have been made to conform Axis’s historical amounts to Verisity’s presentation.

(d) Adjustments to record the estimated fair value of $20.0 million of indentified amortizable intangible assets, consisting of $10.6 million for developed technologies, $8.2 million for customer relationships, and $1.2 million for maintenance contracts.

(e) Adjustments to record goodwill of $53.0 million

(f) Adjustment to record the difference between the estimate of the fair value and the historical amount of Axis’s deferred revenue and related deferred costs. At the merger date Axis had deferred $21.4 million of expected future revenue related to firm contracts, of which $16.9 million was recorded as short term and long term deferred revenue, with the balance of $4.5 million representing unbilled obligations. In addition, $2.3 million of related deferred costs, primarily related to cost of goods sold and commission expenses, were recorded in corresponding short term and long term asset accounts.

Reported deferred revenue balances were reduced to $6.1 million which comprised of $3.7 million of current deferred revenue, recognizable as revenue within one year, and $2.4 million as long term deferred revenue, recognizable as revenue beyond one year. These recorded amounts represent the fair value of ongoing contractual obligations following the merger date. The remaining amount of future contractual value of $15.3 million or 72% of the total available future contractual value just prior to the merger date will be permanently eliminated because the underlying obligations, primarily the delivery of software and hardware elements, had largely been met prior to the merger date. Of this permanently eliminated amount, approximately $11.5 million was scheduled to be reported as revenue within one year with the remainder, $3.8 million, scheduled to be reported as revenue beyond one year. These deferred revenue adjustments are in accordance with Emerging Issues Task Force (“EITF”) No. 01-3 “Accounting in a Business Combination for Deferred Revenue of an Acquiree.” Although this purchase accounting requirement will have no impact on the Company’s business or cash flow, it will adversely impact the Company’s reported GAAP revenue.

The historical reported deferred cost balances were eliminated and an amount of $255,000 dollars was recorded, $154,000 current and $101,000 long term, which represents the approximate commission expenses associated with the reportable deferred revenue. The remainder of the eliminated deferred costs, primarily cost of goods sold and commissions, was related to contract obligations that had largely been met at the time of the merger.

(g) Adjustment to reflect the estimated direct transaction expenses of approximately $3.5 million.

(h) Adjustment to reflect the payment to shareholders of Axis of cash consideration of $40.6 million.

(i) Adjustments to shareholders’ equity:

$ in thousands
Issuance of ordinary shares—non-retention	$30,189
Issuance of ordinary shares—retention	5,177
Assumption of outstanding options	12,894
Issuance of Restricted shares	1,480
Issuance of Restricted shares Units	340
Intrinsic value of unvested options assumed	949
Eliminate Axis historical equity capital	(19,274)

Adjustment to equity capital	$31,755

Deferred Compensation:
Issuance of ordinary shares—retention	(5,177)
Issuance of Restricted shares	(1,480)
Issuance of Restricted shares Units	(340)
Intrinsic value of unvested options assumed	(949)
Eliminate Axis historical deferred compensation	47

Adjustment to deferred compensation	$(7,899)

Eliminate Axis’s historical retained earnings and comprehensive loss	19,629

Total adjustment to shareholders' equity	$43,485

(j) Adjustments to reflect the deferred tax assets and liabilities that resulted from the purchase accounting in accordance with SFAS 109.

(k) Adjustments to report in cost of products sold $2.2 million, the difference between the estimated fair value and the historical amount of Axis’s inventory as described in note (a) above.

(l) Adjustment to record deprecation of the difference between the estimated fair value and the historical amount of Axis’s property and equipment, as described in note (b) above.

(m) Adjustments to reflect the amortization of the identified intangible assets as described in note (d) above.

(n) Adjustment to record the amortization of deferred compensation associated with the assumption of the share option plan, restricted incentive ordinary shares and ordinary shares units, and retention agreements for certain key Axis employees.

3. Ordinary Shares Outstanding

The number of pro forma ordinary shares outstanding as of December 31, 2003, after giving effect to the merger is:

Shares Outstanding
Verisity’s ordinary shares outstanding at December 31, 2003	20,356,047
Issuance of ordinary shares issued for Axis shares—non-retention	2,476,525
Issuance of ordinary shares issued for Axis shares-retention	424,666
Restricted shares issued	123,200

Total pro forma ordinary shares outstanding	23,380,438

4. Pro Forma Earnings Per Share

The pro forma basic and diluted earnings per share are based on the weighted average number of shares of Verisity ordinary shares outstanding during each period and weighted average numbers of Axis common stock and preferred stock outstanding during each period multiplied by the applicable exchange ratio.